Exhibit 3.1

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: ______________________

C. ☐ This document takes effect upon the occurrence of the future event or fact, other than the passage of time. The 90th day after the date of signing is: ______________________

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned affirms that the person designated as registered agent in the restated certificate of formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: 7/27/2012

By: [signature]

Signature of authorized person

John MacDonald

Printed or typed name of authorized person (see instructions)

Attach the text of the amended and restated certificate of formation to the completed statement form. Identify the attachment as "Restated Certificate of Formation of [Name of Entity]."

Form 414

9

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
BLAST ENERGY SERVICES, INC.

ARTICLE I

The name of this corporation is PEDEVCO CORP. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Texas is 211 E. 7TH STREET, SUITE 620, AUSTIN, TX 78701.  The name of its registered agent at that address is CORPORATION SERVICE COMPANY DBA CSC - LAWYERS INCO.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of the state of Texas.

ARTICLE IV

Effective as of the effective date set forth under Effectiveness of Filing on this Amended and Restated Certificate of Formation (or in the absence of such date, on the date such Amended and Restated Certificate of Formation is filed with the Secretary of State of Texas) (“Effective Time”), the Corporation shall have three hundred million (300,000,000) shares of capital stock authorized.  The Corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, $0.001 par value per share.  The total number of shares of Preferred Stock authorized to be issued is one hundred million (100,000,000) shares, $0.001 par value per share.  Further, at the Effective Time, every one hundred and twelve (112) shares of each series of the Corporation’s capital stock, including Series A Convertible Preferred Stock, $0.001 par value, Series B Preferred Stock, $0.001 par value, and Common Stock, $0.001 par value, issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the “Old Capital Stock”), shall be automatically reclassified and combined into One (1) share of Common Stock of the Corporation (the “Reverse Stock Split and Conversion”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of Old Capital Stock represented by such certificate immediately prior to the Effective Time by one hundred and ten; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Capital Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled under the foregoing reclassification. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and Conversion.  In lieu of any fractional share of Common Stock to which a stockholder would otherwise be entitled, the Corporation shall, issue that number of shares of Common Stock as rounded up to the nearest whole share of Common Stock.

The undesignated Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

The corporation is hereby prohibited from issuing any non-voting Common Stock or Preferred Stock.

ARTICLE V

Subject to the limitations contained in this Amended and Restated Certificate of Formation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

The governing Board of the Corporation shall be styled as a “Board of Directors,” and any member of said Board shall be styled as a “Director.”  As of the date of the execution of this Amended and Restated Certificate of Formation, the Corporation had two (2) Directors, and the name and the post office address of said members was as follows:

Name	Address
ROGER P. (PAT) HERBERT	P.O. BOX 710152 HOUSTON, TEXAS 77271-0152
DONALD E. BOYD	P.O. BOX 710152 HOUSTON, TEXAS 77271-0152

Election of the members of the Board of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.  The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

ARTICLE VII

A director of the Corporation shall, to the fullest extent permitted by the Texas Business Organizations Code, as revised, as they now exist or as they may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability is not permitted under the Texas Business Organizations Code, as revised, as the same exist or may hereafter be amended.

Any amendment, repeal or modification of the foregoing provisions of this Article VII, or the adoption of any provision in an amended or restated Articles of Incorporation inconsistent with this Article VII, by the stockholders of the Corporation shall not apply to, or adversely affect, any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, such agents of the Corporation (and any other persons to which the Texas Business Organizations Code, permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the Texas Business Organizations Code, as revised, subject only to limits created by applicable Texas Business Organizations Code (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

ARTICLE IX

Except as otherwise provided in this Amended and Restated Certificate of Formation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum percentage of the vote required by the Texas Business Organizations Code, as revised, for the proposed corporate action, provided that prompt notice shall be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous consent.

ARTICLE X

The holders of a majority of the outstanding shares of stock which have voting power shall constitute a quorum at a meeting of stockholders for the transaction of any business unless the action to be taken at the meeting shall require a greater proportion.

Shareholders of the Corporation shall not have cumulative voting rights nor preemptive rights.  No fully paid shares of any class of stock of the Corporation shall be subject to any further call or assessment in any manner or for any cause.  The good faith determination of the Board of Directors of the Corporation shall be final as to the value received in consideration of the issuance of fully paid shares.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to fix the amount to be reserved as working capital over and above its paid-in capital stock, and to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

ARTICLE XI

In addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate of Formation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Amended and Restated Certificate of Formation or to approve a Fundamental Action pursuant to Section 21.264 of the Texas Business Organizations Code, except to the extent a greater vote is required by this Amended and Restated Certificate of Formation or any provision of law. Notwithstanding any other provisions of this Amended and Restated Certificate of Formation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Formation, the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the Corporation then entitled to vote upon the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with, Article V, Article IX, Article X, or this Article XI of this Amended and Restated Certificate of Formation.